Investment Adviser Change

On December 1 2006 Pacific Investment Management
Company LLC PIMCO replaced Oppenheimer Capital
LLC as the Funds Investment Adviser
for an interim period
of 150 days.  It is
anticipated that the
Board of Directors will
bring the proposal to approve
PIMCO as the Investment Adviser
on a permanent basis before
shareholders at the next annual
meeting which is in February 2007.

PIMCO is located at 840 Newport Center
Drive, Newport Beach
CA 92660.  Organized in 1971
PIMCO provides investment
management and advisory services
to private accounts of
institutional and individual
clients and to mutual funds.
 As of September 30 2006
PIMCO had approximately
641.6 billion in assets under management

Mark McCray Executive Vice
President at PIMCO will be
the lead portfolio manager for
the Fund primarily responsible
for day to day portfolio management.
 He joined PIMCO
as a Portfolio Manager in 2000.
Prior to joining PIMCO he
was a bond trader from 1992 to
1999 at Goldman Sachs & Co.
where he was appointed Vice President
in 1996 and named
co head of municipal bond trading
in 1997 with responsibility
for the firms proprietary account
 and supervised
municipal bond traders.

In connection with the change of
Investment Adviser
the Board of Directors approved
certain changes to the
 investment policies of the
 Fund including

Permitting the Fund to invest up to 20
percent of its net
assets in municipal bonds that are rated
 Ba BB or B
or that are unrated but judged to
 be of comparable
quality by PIMCO

Permitting the Fund to invest in
structured notes

swaps variable and floating rate
securities without

 limit but consistent with the Funds
investment objective

Permitting the Fund to invest up to 10 percent

of its total assets in residual interest municipal bonds RIBS

Eliminating any requirements to
dispose of a

security in the event of a downgrade
of that security

Permitting the Fund to use derivative
instruments to

add leverage for risk management
 purposes or as part

of its investment strategies and

Seeking to avoid bonds generating
interest potentially

subjecting investors to the federal
alternative minimum

tax although PIMCO may not always be successful in

this regard.

High Yield Risk.Debt obligations of below investment grade quality ie rated below Baa3 by Moodys Investors Service Inc.
below BBB by either
Standard Poors or Fitch Inc. or below a comparable rating by Dominion
 Bond Rating Service Limited or unrated but judged by PIMCO to be of comparable quality are commonly referred to as high yield securities or junk bonds and are predominantly speculative with respect to the
 issuers capacity to pay interest and repay principal when due and therefore involve a greater risk of default.
 Debt securities in the
 lowest investment grade category may also be considered to possess some speculative characteristics. The
prices of these lower grade
obligations are generally more volatile
and sensitive to actual or
perceived negative developments such as a
 decline in the revenues
or a general economic downturn than are the prices of higher grade securities.

Floating Rate Securities Risk.   Floating rate
debt securities pay interest at
 rates that adjust whenever a specified
interest rate changes and or that reset
 on predetermined dates such as the last day of a month or calendar quarter.
Due to their floating rate features these securities generally will pay higher levels of income in a rising interest rate environment and lower levels
of income as interest rates decline. For the same reason the market value of a floating rate debt security generally is expected to have less sensitivity to fluctuations in market interest rates than a comparable fixed rate debt
 security although the value of a floating rate security nonetheless may decline as interest rates rise and due to other factors such as changes in credit quality.

Derivatives Risk.   The Fund may use a variety of
derivative instruments in an
 attempt to enhance the Funds investment returns or to hedge against market and other risks in the portfolio including put
 and call options futures contracts
options on futures contracts forward
contracts and swap agreements.
Derivatives are subject to a number of
risks such as liquidity risk market
 risk interest rate risk credit risk leverage risk counterparty risk management risk and if applicable smaller company risk.
They also involve the risk of
mispricing or improper valuation the risk of ambiguous documentation and the risk that changes in the value of a derivative may not correlate perfectly with an underlying asset interest rate or index.
Suitable derivative transactions may
 not be available in all circumstances and there can be no assurance that the
 Fund will engage in these transactions to reduce exposure to other risks when that would be beneficial. The Fund may enter into derivatives transactions that may in
certain circumstances produce effects similar to leverage and expose the Fund to related risks.

Residual Interest Municipal Bonds RIBS Risk.
RIBS are instruments whose
 interest rates bear an inverse relationship to the interest rate on another security or the value of an index. Because increases in the interest rate on
 the other security or index reduce the
residual interest paid on a RIB the
 value of a RIB is generally more volatile than that of a fixed rate bond.
RIBS have interest rate adjustment formulas
 that generally reduce or in
the extreme eliminate the interest paid to the Fund when short term interest rates rise and increase the interest paid to the Fund when short term interest rates fall. RIBS have varying degrees of liquidity that approximate the liquidity of the underlying bonds and the market price for these securities is volatile. These securities generally will underperform the market of fixed rate bonds in a rising interest rate environment but tend to outperform the market of fixed rate
 bonds when interest rates decline
or remain relatively stable. The Fund may invest in RIBS for the purpose of increasing the Funds leverage. Should short term and long term interest rates rise the combination of the Funds investment in RIBS and its use of other forms of leverage including through preferred shares or the use of other derivative instruments likely will adversely
 affect the Funds
 net asset value. Trusts in which RIBS may be held could be terminated in which case the residual bond holder would take possession of the underlying bonds on an unleveraged basis.

Structured Notes Risk. Structured notes are
 privately negotiated debt
obligations where the principal and or interest is determined by reference to the performance of a benchmark asset market or interest rate such as selected securities an index of securities or specified interest rates or the differential performance of two assets or markets such as indices reflecting
 taxable and tax exempt bonds. Depending
on the terms of the note the
 Fund may forgo all or part of the
interest and principal that would be
 payable on a comparable conventional note.
The rate of return on structured
 notes may be determined by applying a
multiplier to the performance or
differential performance of the referenced indexes or other assets.
Application of a multiplier involves leverage that will serve to magnify the potential for gain and the risk of loss. Like other sophisticated strategies
 the Funds use of structured notes may not work as intended for example the change in value of the structured notes may not match very closely the
 change in the value of bonds that the structured notes were purchased to hedge.